Exhibit 99.1

FOR IMMEDIATE RELEASE

Mesaba Aviation Agrees to Extend Termination Notice Period for RJ85 Agreement

MINNEAPOLIS/ST. PAUL, Minn. – Oct. 7, 2003 – Mesaba Aviation, Inc., a subsidiary company of MAIR Holdings, Inc. (Nasdaq: MAIR), announced today that Northwest Airlines is considering exercising its right to terminate the Avro RJ85 agreement under which Mesaba leases and operates 36 jet aircraft. The agreement governing Mesaba’s Saab SF340 turbo-prop aircraft remains intact.

Under the terms of the 1996 Regional Jet Services Agreement between Northwest and Mesaba, Northwest may – at its sole discretion – terminate the agreement by providing notice to Mesaba on or before Oct. 28, 2003.  At Mesaba’s request, the two companies have agreed to extend the termination notice period to Dec. 15, 2003, so that Northwest can continue a review of the operating economics of the RJ85 fleet. If Northwest provides notice of early termination, the Regional Jet Services Agreement would terminate as of April 25, 2004.

Northwest and Mesaba have also agreed to remove five of the 36 Avro RJ85 aircraft from service.  Three of the Avros will be removed from service on or about Dec. 1, 2003 and two more on or about Jan. 1, 2004.

“We are very concerned about the potential implication of an early termination,” said John Spanjers, Mesaba’s president and chief operating officer. “While Northwest is finishing its analysis, Mesaba will be developing plans to address the potential permanent removal of the RJ85 fleet from Mesaba’s operations. Mesaba has a history of excellent performance for Northwest, and we hope this will provide the basis for a continued prosperous relationship.”

Mesaba Aviation, Inc., d/b/a Mesaba Airlines, operates as a Northwest Jet Airlink and Northwest Airlink partner under service agreements with Northwest Airlines. Currently, Mesaba Aviation serves 109 cities in 28 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of 104 regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.

MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.

More information about Mesaba Airlines is available on the Internet at: http://www.mesaba.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially form those projected as a result of a number of factors, some of which MAIR Holdings, Inc., cannot predict or control.  For a discussion of some of these factors, please see the Cautionary Statements in MAIR Holdings’ Form 10-K for the year ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003.

MAIR Holdings investor inquiries: Bob Weil – 612-333-0021

Mesaba Aviation media inquiries: Dave Jackson – 612-713-6409